 DEFA14A

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO. ____)

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [  ]

Check the appropriate box:

[ ]	Preliminary Proxy Statement

[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[ ]	Definitive Proxy Statement

[X]	Definitive Additional Materials

[ ]	Soliciting Material Pursuant to §240.14a-12

KOHL’S CORPORATION

(Name of Registrant as Specified In Its Charter)

Name of Person(s) Filing Proxy Statement if other than the Registrant)

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[X]	No fee required

[ ]	Fee paid previously with preliminary materials

[ ]	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

EXPLANATORY NOTE

This Schedule 14A is being filed by Kohl’s Corporation to supplement its definitive proxy statement for the Annual Meeting of Shareholders to be held on May 11, 2022, which was filed with the U.S. Securities and Exchange Commission on March 17, 2022, in order to supplement the “Background of the Solicitation” section of the same. Except as specifically provided in this supplement, this supplement does not otherwise modify or update any other disclosures presented in the proxy statement. In addition, this supplement does not reflect any other events occurring after the date of the proxy statement or modify or update disclosures that may have been affected by subsequent events.

SUPPLEMENTAL INFORMATION REGARDING

THE ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 11, 2022

THIS SUPPLEMENT SHOULD BE READ TOGETHER WITH THE PROXY STATEMENT

The following information amends the Definitive Proxy Statement on Schedule 14A filed by Kohl’s Corporation (the “Company”) with the U.S. Securities and Exchange Commission on March 17, 2022 (the “Proxy Statement”), in connection with the Company’s Annual Meeting of Shareholders to be held on May 11, 2022 (the “Annual Meeting”), and should be read together with the Proxy Statement. Other than as set forth below, no changes have been made to the Proxy Statement.

Supplemental Disclosure to the Proxy Statement

The sentence “On February 14, 2022, Macellum and its advisors delivered two letters to the Company, one of which requested that the Board of Directors make certain determinations under certain Company agreements with respect to the Macellum Control Slate Nominees . . . ,” which appears on page 13 of the Proxy Statement is hereby amended and restated in its entirety to read as follows:

On February 14, 2022, Macellum and its advisors delivered two letters to the Company, one of which (the “Change-in Control Letter”) requested that the Board of Directors make certain determinations under certain Company agreements with respect to the Macellum Control Slate Nominees. The Change-in-Control Letter noted that the removal or replacement of a majority of the Company’s current directors could trigger “change of control” provisions in certain of the Company’s material contracts, including:

i.The Credit Agreement, dated as of October 22, 2021, by and among the Company, certain of the Company’s subsidiaries named therein, Wells Fargo Bank, National Association, as agent, and the other lenders party thereto (the “2021 Credit Agreement”),

ii.The Indenture, dated as of December 1, 1995, between the Company and The Bank of New York, and each of the supplemental indentures related thereto (the “Indenture” and, together with the 2021 Credit Agreement, the “Debt Documents”),

iii.The Warrant to Purchase Common Stock, dated as of April 18, 2019, between the Company and Amazon.com NV Investment Holdings LLC (“Amazon.com” and such warrant, the “Warrant”),

iv.Certain employment and executive compensation agreements between the Company and its named executive officers and certain key employees (collectively, the “Compensation Agreements”), and

v.Certain of the Company’s equity plans, including the 2010 Long Term Incentive Plan, approved May 13, 2020 and the 2017 Long-Term Compensation Plan Compensation Incentive Plan, approved May 10, 2017 (the “Equity Compensation Plans” and, together with the Debt Documents, the Warrant and the Compensation Agreements, the “Change of Control Agreements”).

The triggering of such provisions would generally result in (i) with respect to the Debt Documents, an immediate obligation to repay the underlying debt (provided that, with respect to the notes, such immediate debt repayment is only triggered if the change of control is followed by a below investment grade rating), (ii) with respect to the Warrant, immediate vesting of any unvested shares, and (iii) with respect to the Equity Compensation Plans and Compensation Agreements, accelerated vesting of awards and entitlement to severance benefits as described further under the heading “Potential Payments Upon Termination or Change of Control.”

In the Change-in-Control Letter, Macellum demanded that the Board of Directors waive the change of control provisions of each of the Change of Control Agreements in connection with the Annual Meeting, such that an election of the Macellum Control Slate would not trigger the change of control provisions in the Change of Control Agreements.

Having thoroughly considered the foregoing, the Board of Directors, in each case acting consistent with its fiduciary obligations, will take the following actions with respect to the Change of Control Agreements:

The Debt Documents

The Board of Directors’ fiduciary duties may require it to approve the nomination of the Macellum Control Slate Nominees for purposes of the change in control provisions in the Debt Documents, unless the Board of Directors identifies a specific and substantial risk to the Company or its creditors posed by such nominees. After considering various factors and consultation with the Company’s counsel, even though the Board of Directors does not believe it to be in the best interests of the Company and its shareholders for shareholders to vote for the nomination of any of the Macellum Control Slate Nominees and to remove any doubt regarding the effect of the nomination or appointment of the Macellum Control Slate Nominees under the Debt Documents, the Board of Directors has determined that it will, immediately prior to the Annual Meeting of Shareholders, formally approve the nomination for appointment of the Macellum Control Slate Nominees, solely and specifically for the purposes of the change in control provision in the Debt Documents, and NOT for purposes of endorsing or otherwise supporting the nomination for appointment of the Macellum Control Slate Nominees. In making its determination, the Board of Directors considered a variety of factors, including, among others, the amount outstanding under the Debt Documents that would become due and payable upon a change in control and the availability of replacement financing on commercially reasonably terms to satisfy any such repayment obligations upon a change in control. As a result of, among other things, the Board of Directors’ pending approval of the Macellum Control Slate Nominees for this limited purpose, the Company believes the nomination for appointment of the Macellum Control Slate Nominees will not trigger the change in control provision under the terms of the Debt Documents. Notwithstanding the above, the Board of Directors unanimously recommends that shareholders vote AGAINST the Macellum Control Slate.

The Warrant

With respect to the Warrant, the Board of Directors has determined not to waive the change of control provision in the Warrant as such a waiver is not required under applicable law nor for the Board of Directors to be acting in accordance with its fiduciary obligations. The Board of Directors views such a waiver as detrimental to the Company’s ongoing successful relationship with Amazon.com, and notes that 60% of the shares subject to the Warrant have already vested. In light of the Company’s value-enhancing relationship with Amazon.com, and the immaterial incremental cost of the change of control provision being triggered in the event that the Macellum Control Slate Nominees are elected to the Board of Directors, the Board of Directors concluded that it is in the best interest of the Company’s shareholders to take no action with respect to the change of control provision under the Warrant.

The Equity Compensation Plans and Compensation Agreements

With respect to the Equity Compensation Plans and Compensation Agreements, the Board of Directors has no contractual right to waive the change in control provisions in such agreements. Further, the Board of Directors believes that failing to honor the Company’s obligations with respect to these agreements would detrimentally impact the Company’s ability to hire and retain top talent in the highly competitive market for corporate executives.  Accordingly, the Board of Directors has concluded that it will take no action with respect to the Equity Compensation Plans and Compensation Agreements.